Filed pursuant to 424(b)(3)

Registration #333-86404

$500,000,000

Medco Health Solutions, Inc.

7.25% Senior Notes due 2013

The first paragraph under “Optional Redemption” beginning on page 147 of the Prospectus is deleted and replaced with the following:

“Medco Health may at its option redeem all or part of the notes at any time upon not less than 30 days nor more than 60 days prior notice at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed and (2) as determined by the Quotation Agent, the sum of the present values of 100% of the principal amount of the notes being redeemed, plus all scheduled payments of interest on the notes to and including August 15, 2013 (but not including accrued and unpaid interest to the redemption date), in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points, together in each case with any accrued and unpaid interest to the applicable redemption date.”

Supplement dated August 11, 2003

to Prospectus dated August 7, 2003